Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2008, in Supplement No. 7 to the Prospectus related to the Registration Statement (Form S-11 No. 333-125643) of Wells Real Estate Investment Trust II, Inc. for the registration of 475,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 18, 2008